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PARTICIPATION AGREEMENT
This Participation Agreement (this “Agreement”) is made and entered into as of July 23, 2018 (the “Effective Date”) by and between ____________________________ (the “Employee”), Atkins Nutritionals, Inc., a New York corporation (“Atkins”), and The Simply Good Foods Company (the “Company”) (each party to this Agreement being a “Party” and together being the “Parties”).
RECITALS
WHEREAS, Employee is employed by Atkins or the Company (Atkins and the Company are sometimes referred to collectively as the “Company Group”).
WHEREAS, Employee is or may be a party to a severance agreement, letter agreement, employment agreement, or other agreement (whether written or unwritten, formal or informal) with Atkins that may entitle Employee to certain severance protections (each, a “Prior Agreement”).
WHEREAS, the Company has adopted The Simply Good Foods Company Executive Severance Plan (the “Severance Plan”), which provides certain severance protections to Severance Plan participants that are or may be more generous than those provided under the Prior Agreement(s).
WHEREAS, Employee, Atkins, and the Company wish to cancel any and all Prior Agreements in their entirety and relinquish any all rights that any of the parties thereto may have under such Prior Agreements, in exchange for (i) the Company designating Employee as a participant in the Severance Plan, and (ii) Employee agreeing to the restrictive covenants herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:
1.Cancellation of Prior Agreements; Designation as Severance Plan Participant.
1.1    Prior Agreements. All Prior Agreements are hereby cancelled as of the Effective Date and are null, void, and of no further force or effect. No party to the Prior Agreements shall have any remaining rights or obligations thereunder.
1.2    Participation in the Severance Plan. The Employee is a Tier I Participant in the Severance Plan as of the Effective Date. Employee’s participation in the Severance Plan shall be subject to the terms and conditions of the Severance Plan document, a copy of which has been provided previously to Employee.
2.    Confidential Material and Employee Obligations.
2.1    The Company Group’s Property.
(a)    Employee, upon the termination of Employee’s employment for any reason or, if earlier, upon the Company’s or Atkins’ request, shall promptly return all “Property” that had been entrusted or made available to Employee by the Company Group. Employee agrees, to the extent Employee possesses any files, data, or information relating in any way to the Company Group or the Company Group’s business on any personal computer or device or account, Employee will return to the Company and then delete those files, data, or information (and will retain no copies in any form).
(b)    The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Employee during Employee’s employment by the Company Group (and any duplicates of any such property), in any medium or form (including electronic form), together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Employee individually or with others during Employee’s employment that relate to the Company Group’s business, products or services, including, without limitation, Trade Secrets, Confidential Information, and Work Product (as defined below).
2.2    Trade Secrets.
(a)    Employee agrees that Employee will hold in a fiduciary capacity for the benefit of the Company Group and will not directly or indirectly use or disclose, other than when required to do so in good faith to perform Employee’s duties and responsibilities, any “Trade Secret” that Employee may have acquired during the term of Employee’s employment by the Company Group for so long as such information remains a Trade Secret, unless Employee is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Trade Secret pursuant to such an order or subpoena, Employee will provide notice of such order or subpoena to either member of the Company Group to permit either member of the Company Group to challenge such order or subpoena if either member of the Company Group, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Trade Secret.
(b)    The term “Trade Secret” means information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that are not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of reasonable efforts by the Company Group to maintain its secrecy.
(c)    This Section 2.2(a) and 2.2(b) are intended to provide rights to the Company Group that are in addition to, not in lieu of, those rights that the Company Group has under the common law or applicable statutes for the protection of trade secrets and Confidential Information.
(d)    18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—

(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
2.3    Confidential Information.
(a)    Employee while employed by the Company Group and after termination of such employment for any reason shall, for so long as the information remains Confidential Information, hold in a fiduciary capacity for the benefit of the Company Group and shall not directly or indirectly use or disclose, other than when required to do so in good faith to perform Employee’s duties and responsibilities, any “Confidential Information” that Employee may have acquired (whether or not developed or compiled by Employee and whether or not Employee is authorized to have access to such information) during the term of, and in the course of, or as a result of Employee’s employment by the Company Group unless Employee is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of Confidential Information pursuant to such an order or subpoena, Employee will provide notice of such order or subpoena to the Company Group to permit the Company Group to challenge such order or subpoena if the Company Group, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Confidential Information.
(b)    The term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company Group relating to its businesses that is or has been disclosed to Employee or of which Employee becomes aware as a consequence of or through Employee’s relationship with the Company Group, and is not generally known to the Company Group’s competitors, including customer lists, details of customer, supplier, vendor or consultant contracts, license agreements, the terms and conditions of this Agreement, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, formulas, recipes and ingredient ratios relating to the diet, nutrition, snack, and meal or other products (“Products”) of the Company Group, manufacturing methods and processes relating to the creation, storage and distribution of the Products of the Company Group, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans, which are not otherwise included in the definition of a Trade Secret under this Agreement. Confidential Information includes confidential information of any kind in possession of the

Company Group, whether developed for or by the Company Group (including information developed by Employee), received from a third party in confidence, or belonging to others and licensed or disclosed to the Company Group in confidence for use in any aspect of its business. Confidential Information shall not include any information that has been voluntarily disclosed to the public by the Company Group (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
2.4    Ownership of Work Product.
(a)Employee acknowledges and agrees that Employee will be employed by the Company Group in a position that could provide the opportunity for conceiving and/or reducing to practice developments, works of authorship, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”). Accordingly, Employee agrees to promptly report and disclose to the Company Group in writing all Work Product conceived, made, implemented, or reduced to practice by Employee, whether alone or acting with others, during Employee’s employment by the Company Group. Employee acknowledges and agrees that all Work Product shall be a “work made for hire” and is the sole and exclusive property of the Company Group. Employee agrees to assign, and hereby automatically assigns, without further consideration, to the Company Group any and all rights, title, and interest in and to all Work Product; provided, however, that this Section 2.4(a) shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company Group was used and that was developed entirely on Employee’s own time, unless the Work Product (i) relates directly or indirectly to the Company Group’s business or its actual or demonstrably anticipated research or development, or (ii) results from any work performed by Employee for the Company Group. The Company Group, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available to the Work Product.
(b)Employee agrees to perform, upon the reasonable request of the Company Group, such further acts as may be reasonably necessary or desirable to transfer, perfect, and defend the Company Group’s ownership of the Work Product, including (i) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance, (ii) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Work Product in any countries, (iii) providing testimony in connection with any proceeding affecting the right, title or interest of the Company Group in any Work Product, and (iv) performing any other acts deemed necessary or desirable to carry out the purposes of this Agreement. The Company Group shall reimburse all reasonable out-of-pocket expenses incurred by Employee at the Company Group’s request in connection with the foregoing.
2.5    Non-Competition; Non-Solicitation.
(a)While employed by the Company Group and for 1 year following termination of Employee’s employment for any reason, Employee will not, whether as an employee, consultant, advisor, independent contractor, or in any other capacity, directly or indirectly, own, assist, operate, or provide services, of the type that Employee provided to the Company Group or its affiliates at any time during the last twenty-four (24) months (or such shorter period if less than twenty-four

(24) months) of Employee’s employment with the Company Group, to or on behalf of any Competing Business in the Territory regardless of where Employee is physically located. For purposes of this Agreement, the term “Territory” means the United States, and the term “Competing Business” means: (i) the weight loss industry, (ii) the diet care set of the health and beauty category within the food, drug, mass and specialty retail channels, (iii)  snacking products, whether used for weight management or general healthy lifestyle, including bars, shakes and other snacks that are sold in food, drug, mass, club and online, and (iv) any business that competes with the Company or any of its subsidiaries or engages in any other material business in which the Company or any of its subsidiaries is engaged during the Term or in which it or they have taken material steps to engage with Employee’s knowledge, on or prior to Employee’s Termination of Employment. Employee acknowledges and agrees that the Territory identified in this Section 2.5(a) is the geographic area in or as to which Employee is expected to perform services or have responsibilities for the Company Group and its affiliates by being actively engaged as a member of the Company’s management team during Employee’s employment with the Company Group. Any Employee who is an attorney may be exempted from certain non-compete provisions by applicable court or similar rule governing the practice of law by an Employee who is an attorney.
(b)The foregoing restrictions shall not be construed to prohibit the ownership by Employee of less than two percent (2%) of any class of securities of any company which is a Competing Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such company, guarantees any of its financial obligations, consults with, advises, or otherwise takes any part in its business, other than exercising Employee’s rights as a securityholder, or seeks to do any of the foregoing.
(c)While employed by the Company Group and for eighteen (18) months following termination of Employee’s employment for any reason, Employee shall not, in the Territory, on Employee’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly solicit or attempt to solicit, with a view to or for the purpose of competing with the Company Group or its affiliates in any Competing Business, any customers or franchisees of the Company Group or its affiliates; provided, however, that the foregoing shall not apply to general solicitations not specifically targeted at specific customers or franchisees of the Company Group or its affiliates.
(d)While employed by the Company Group and for eighteen (18) months following termination of Employee’s employment for any reason, Employee shall not, in the Territory, on Employee’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, hire, or solicit or attempt to solicit any officer or employee of the Company Group or its affiliates to terminate or reduce his or her employment or business relationship with the Company Group or its affiliates and shall not assist any other person or entity in such a solicitation; provided, however, that the foregoing shall not apply to general solicitations not specifically targeted at specific officers, employees or independent contractors, consultants or advisor of the Company Group or its affiliates.

2.6    Non-Disparagement. Employee will not intentionally and knowingly make any false statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company Group, the Company’s board of directors, or any of their respective current, former or future affiliates, or any current, former or future shareholders, partners, managers, members, officers, directors, employees, franchisors or franchisees of any of the foregoing (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, franchisees, potential franchisees, suppliers, investors, potential investors, business partners or potential business partners. Nothing in this Agreement is designed to interfere with, restrain, or prevent employee communications regarding wages, hours, or other terms and conditions of employment, or to restrain employees in exercising any other right protected by law. Employees have the right to engage in or refrain from such activities.
2.7    Cooperation. Employee will cooperate with all reasonable requests by the Company Group (or any affiliate of the Company Group) for assistance in connection with any investigations or legal proceedings involving the Company Group (or any affiliate of the Company Group), including by providing truthful testimony in person in any such legal proceedings without having to be subpoenaed.
2.8    Reasonable and Continuing Obligations. Employee agrees that Employee’s obligations under this Section 2 are obligations that will continue beyond the date Employee’s employment with the Company Group terminates, regardless of the reason for such termination, and that such obligations are reasonable and necessary to protect the Company Group’s legitimate business interests, including protection of the Company Group’s Trade Secrets and Confidential Information. In addition, the Company Group shall have the right to take such other action as the Company Group deems necessary or appropriate to compel compliance with the provisions of this Section 2, including seeking injunctive relief.
2.9    Remedy for Breach. Employee agrees that the remedies at law of the Company Group for any actual or threatened breach by Employee of the covenants in this Section 2 would be inadequate and that any member of the Company Group shall be entitled to specific performance of the covenants in this Section 2, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 2, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses that the Company or Atkins may be legally entitled to recover. Employee acknowledges and agrees that the covenants in this Section 2 shall be construed as agreements independent of any other provision of this or any other agreement between the Company or Atkins and Employee, and that the existence of any claim or cause of action by Employee against the Company or Atkins, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company Group of such covenants.

2.10    Notification. Employee will notify business partners and future employers of Employee’s obligations under this Agreement, including, without limitation, Employee’s obligations under Sections 2.5, and consents to such notification by the Company.
1.    Miscellaneous.
3.1    At-Will Employment. Employee acknowledges that nothing in this Agreement, the Severance Plan, or any other policy or procedure at the Company, affects or alters Employee’s at-will employment status at the Company. In other words, the Company can terminate Employee’s employment at any time, for any reason or no reason, with or without warning, notice, or cause, just as Employee may terminate Employee’s employment on the same basis.

3.2    Validity and Severability.  The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any of the covenants in Section 2.5 are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time, and geographic area, will be effective, binding and enforceable against Employee to the greatest extent permissible.

3.3    Successors and Assigns. Employee’s obligations under this Agreement shall bind the Employee’s heirs, executors, and legal representatives. The rights of the Company under this Agreement shall inure to the benefit of its successors, assigns, and parents. The Company may assign its rights under this Agreement.

3.4    Entire Agreement. This Agreement is the entire agreement between the Parties concerning the subject matter of this Agreement. The Parties are not relying on any representations other than those set forth in this Agreement concerning the subject matter contained herein. This Agreement cannot be altered, amended, or modified in any respect, except by a writing duly executed by the Parties.

3.5    Governing Law.  The validity, interpretation, construction and performance of the Agreement shall in all respects be governed by the laws of Colorado, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

3.6    Dispute Resolution and Waiver of Jury Trial. Any member of the Company Group shall have the right to obtain from a court an injunction or other equitable relief arising out of the Employee’s breach of the provisions of Section 2 of this Agreement. However, any other controversy or claim arising out of or relating to this Agreement, any alleged breach of this Agreement, or Employee’s employment by the Company Group or the termination of such employment, including any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, (all such claims a “Dispute”) shall first be mediated between the disputing parties before any proceeding shall be commenced. The parties to the Dispute shall use commercially reasonable efforts to resolve such Dispute through negotiation between individuals with the authority to settle the Dispute on behalf of the parties. Through such authorized representatives, the parties shall attempt to reach a resolution satisfactory to both parties, recognizing that their mutual interests may not be aligned (and that each such party shall be entitled to reasonably seek to promote such party’s own interests in such resolution). If the parties to a Dispute do not resolve such Dispute within thirty (30) days of the first negotiation between their authorized representatives, then upon written notice by either party to the other, the Dispute shall be submitted to non-binding mediation to be administered in Denver, Colorado, by the JAMS or its successor (or another mediator upon the mutual agreement of the Employee and the Company Group). The mediator shall be selected by the parties. Such mediation session shall take place within sixty (60) days of the date of receipt of the written request for mediation. In the event the parties are unable to resolve the Dispute through mediation, the Dispute shall be settled by binding arbitration in the City and County of Denver, Colorado in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award. Except as may be specifically provided herein, the prevailing party in any such action or proceeding shall be entitled to reasonable attorneys’ fees and costs.

3.7    Notices. All notices and all other communications which are required to be given under this Agreement must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail to the recipient, in each case (A) if to the Company or to Atkins, to the General Counsel at The Simply Good Foods Company, 1225 17th Street, Suite 1000, Denver, CO 80202 (or to the Company’s then-current headquarters if different than above), or to the Company General Counsel’s then-current e-mail or facsimile, and (B) if to Employee, to the most recent contact information on file with the Company.

3.8    Clawback. Employee agrees to be bound by the provisions of any recoupment policy that the Company may adopt from time to time that by its terms is applicable to Employee, or by any recoupment or “clawback” that is otherwise required by law or the listing standards of any exchange on which the Company’s common stock is then traded, including the “clawback” required by Section 954 of the Dodd-Frank Act.

3.9    Survival of Provisions. Notwithstanding anything herein to the contrary, the provisions of Sections 2 of this Agreement shall survive the termination of Employee’s employment with the Company Group for any reason.

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IN WITNESS WHEREOF, the parties hereto have executed this Participation Agreement as of the date first above written.

THE SIMPLY GOOD FOODS COMPANY

By:
Name:
Title:

ATKINS NUTRITIONALS, INC.

By:
Name:
Title:
EMPLOYEE